UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2021

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500
Houston,	Texas	77024
(Address of principal executive offices)		(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange of which registered
Common stock, $0.01 par value	PARR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Sale-Leaseback Transaction

On February 11, 2021, Par Hawaii, LLC (“Par Hawaii”) and Par Pacific Hawaii Property Company, LLC (“PropCo” and together with Par Hawaii, the “Sellers”), both wholly-owned subsidiaries of Par Pacific Holdings, Inc. (the “Company” and together with the Sellers, the “Par Pacific Entities”), entered into a Purchase Agreement and Escrow Instructions (the “Purchase Agreement”) with MDC Coast HI 1, LLC, a subsidiary of Realty Income Corporation (the “Buyer”), and Fidelity National Title Insurance Company (the “Escrow Agent”), pursuant to which the Sellers and Buyer agreed to consummate a sale-leaseback transaction (the “Sale-Leaseback Transaction”).

Under the terms of the Purchase Agreement, the Sellers agreed to sell to the Buyer a total of twenty-two (22) retail convenience store/fuel station properties located in the State of Hawaii (the “Properties”) for an aggregate cash purchase price of $116,100,000. The proceeds expected to be received by the Sellers will be reduced by transaction commissions and expenses incurred in connection with the Sale-Leaseback Transaction. The Buyer is required to make an earnest money deposit of $1.5 million with the Escrow Agent, which is to be disbursed in accordance with the terms of the Purchase Agreement and the Buyer will have a period of time to examine, inspect, and investigate the Properties to determine whether the Properties are satisfactory to the Buyer, in the Buyer’s sole reasonable judgment and discretion, to proceed with the closing of the Sale-Leaseback Transaction. The closing of the Sale-Leaseback Transaction is subject to the satisfaction of certain customary closing conditions. The Purchase Agreement contains certain representations, warranties, covenants, obligations, conditions, indemnification obligations and termination provisions which are customarily found in real estate sale-leaseback transactions.

Upon the closing of the sale of the Properties, Par Hawaii will enter into a Master Land and Building Lease Agreement (the “Lease Agreement”) with the Buyer, pursuant to which, among other things, Par Hawaii will lease the Properties from the Buyer, on a commercial triple-net basis, for a term commencing on the consummation date of the Sale-Leaseback Transaction (the “Closing Date”) and ending fifteen (15) years after the Closing Date, unless earlier terminated. The initial lease term may be extended for up to four (4) five-year renewal terms in accordance with the terms of the Lease Agreement. Under the terms of the Lease Agreement,. Par Hawaii will be responsible for monthly rent and all expenses related to the leased facilities, including, but not limited to, insurance premiums, taxes and other expenses, such as utilities. The Lease Agreement contains certain representations, warranties, covenants, obligations, conditions, indemnification obligations and termination provisions which are customary for leases made on a commercial triple-net basis.

In connection with Par Hawaii’s entry into the Lease Agreement, Par Petroleum, LLC, a wholly-owned subsidiary of the Company (“Par Petroleum”), will enter into a Guaranty of Master Land and Building Lease Agreement (the “Guaranty Agreement”) in favor of the Buyer, pursuant to which, among other things, Par Petroleum will guarantee the payment when due of the monthly rent, and all other additional rent, interest and charges payable by Par Hawaii to the Buyer under the Lease Agreement, and the performance by Par Hawaii of all the material terms, conditions, covenants and agreements of the Lease Agreement.

The foregoing summary is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1to this Current Report on Form 8-K and which is incorporated by reference into this Item 1.01.

Item 7.01 Regulation FD Disclosure

On February 16, 2021, the Company issued a news release announcing the entry into the Purchase Agreement. The news release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1
Purchase Agreement and Escrow Instructions, dated as of February 11, 2021, by and among Par Hawaii, LLC, Par Pacific Hawaii Property Company, LLC, MDC Coast HI 1, LLC and Fidelity National Title Insurance Company.

99.1	News release dated February 16, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated:	February 16, 2021	/s/ James Matthew Vaughn
James Matthew Vaughn
Chief Administrative Officer and General Counsel

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